Exhibit 3.3.1

CERTIFICATE OF AMENDMENT

TO

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

BURLINGTON STORES, INC.

* * * * *

Adopted in accordance with the provisions

of §242 of the General Corporation Law

of the State of Delaware

* * * * *

Paul Tang, being the Executive Vice President, General Counsel and Secretary of Burlington Stores, Inc., a corporation duly organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

1.	That the Amended and Restated Certificate of Incorporation of the Corporation be, and hereby is amended by deleting Section 4.1 entitled “Authorized Shares” in its entirety and substituting in lieu thereof a new Section 4.1 entitled “Authorized Shares” to read as set forth on Exhibit A attached hereto.

2.	That the Board of Directors of the Corporation approved the foregoing amendment pursuant to a written consent in accordance with the provisions of Sections 141, 242 and 245 of the General Corporation Law of the State of Delaware and directed that such amendment be submitted to the stockholders of the Corporation entitled to vote thereon for their consideration, approval and adoption thereof.

3.	That the stockholders entitled to vote thereon approved the foregoing amendment by written consent in accordance with Sections 228 and 242 of the General Corporation Law of the State of Delaware.

* * * * *

IN WITNESS WHEREOF, the undersigned does hereby certify under penalties of perjury that this Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Corporation is the act and deed of the undersigned and the facts stated herein are true and accordingly has hereunto set his hand this         day of September, 2013.

BURLINGTON STORES, INC.

By:
Name:	Paul Tang
Title:	Executive Vice President, General Counsel and Secretary

Exhibit A

Amended Section entitled “Authorized Shares” in Section 4.1 of the

Amended and Restated Certificate of Incorporation

of Burlington Stores, Inc.

A-1

4.1 Authorized Shares. The total number of shares of capital stock that the Corporation has authority to issue is 550,000,000 shares, consisting of:

(a) 500,000,000 shares of Class A Common Stock, par value $0.001 per share (“Class A Common”); and

(b) 50,000,000 shares of Class L Common Stock, par value $0.001 per share (“Class L Common”).

The Class A Common and Class L Common are referred to collectively as the “Common Stock.” The shares of Common Stock shall have the rights, preferences, privileges and limitations set forth below.

Upon the effectiveness of this Certificate of Amendment (the “Effective Time”) each share of Class A Common issued and outstanding or held in treasury immediately prior to the Effective Time, if any, shall, automatically and without any action on the part of the respective holders thereof, be reclassified as and converted into eleven (11) shares of Class A Common and any stock certificate that, immediately prior to the Effective Time, represented one share of Class A Common shall, from and after the Effective Time, represent eleven (11) shares of Class A Common.